INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Mail-Well, Inc.:

We have audited the consolidated financial statements of Mail-Well, Inc. and Subsidiaries (the "Company") as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, and have issued our report thereon dated January 26, 1998 (February 11, 1998 as to the second and third paragraphs of Note 12); such report is included elsewhere in this Form 10-K. Our audits also included the financial statement schedules of Mail-Well, Inc. and Subsidiaries, listed in Item 14. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.


DELOITTE & TOUCHE LLP

Denver, Colorado
February 11, 1998